Exhibit 11.1 ---  Statement Re:  Computation of Net Loss Per Common Share


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

                                                      THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                         SEPTEMBER 30,                           SEPTEMBER
                                                --------------------------------       --------------------------------
                                                    1997                1996                1997                1996
                                                    ----                ----                ----                ----

 Average shares outstanding                     11,335,347          10,964,945          11,221,618          10,943,287

 Net loss attributable to common stockholde    (29,818,201)         (6,062,178)        (84,519,648)         (20,813,572)

 Net loss per common share                          ($2.63)             ($0.55)             ($7.53)              ($1.90)
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